Exhibit 99.1

November 8th, 2017

Raghu Rau
Chairman of the Board
Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA 95110

Dear Raghu,

I am writing to officially inform you and the other members of the Board regarding my decision to resign from the Board of Directors of Quantum Corporation, effective as of the conclusion of the Board meeting this morning.

As I mentioned to all of you at the end of today’s meeting, I currently serve as the Chief Financial Officer for Proofpoint (PFPT); a role which has become increasingly demanding as the business has grown over the past 5 ½ years as a public company. In light of Proofpoint’s recently announced merger and acquisition activity, I have concluded that the increased demands on my schedule that will be required to fully serve the interests of Proofpoint and its shareholders will no longer leave me with sufficient time to participate as a Director of Quantum.

I have enjoyed working with you and the other members of the Board, and I wish you all the best in your future efforts.

Sincerely,

/s/ Paul Auvil
Paul Auvil

Cc:     Shawn Hall, General Counsel and Secretary